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Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Inkine Pharmaceutical Company, Inc. on Form S-8 (Nos. 333-58063, 333-58065) and on Form S-3 (No. 333-42647) of our report dated July 24, 1997 relating to the balance sheet of Inkine Pharmaceutical Company, Inc. as of June 30, 1997 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 1997 which report is included in the annual report of Inkine Pharmaceutical Company, Inc. on Form 10-KSB for the year ended June 30, 1998.


/s/  Richard A. Eisner & Company, LLP

New York, New York
September 24, 1998